Exhibit 99.1

Medidata Reports Record Full Year and Fourth Quarter 2014 Revenues

  Record full year revenue of $335.1 million, a 21% year-over-year increase
  Record full year subscription revenue of $280.0 million, a 23% year-over-year increase
  Provides 2015 revenue guidance of between $392 and $412 million

NEW YORK--(BUSINESS WIRE)--February 5, 2015--Medidata (NASDAQ:MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced its financial results for the fourth quarter and full year 2014 and provided detailed financial guidance for the full year 2015.

“Operationally, we executed well in 2014, as reflected in our financial performance, accelerating pace of innovation and higher customer satisfaction. We are at the beginning of a renaissance in drug discovery with numerous next generation life-enhancing drugs coming to market. New technology is supporting the complex science required to develop these drugs and Medidata’s platform is playing an ever increasing role,” said Tarek Sherif, Medidata’s chairman and chief executive officer. “While we closed a record amount of business in the fourth quarter, we also continue to make progress on the many significant opportunities in our pipeline and are entering 2015 with good momentum. Given our strong start in January, including closing a key platform deal with a top 30 life sciences company, I have confidence that 2015 will be another year of strong revenue growth and that our long term prospects are excellent.”

Fourth Quarter 2014 Results

  Total revenue for the fourth quarter of 2014 was $89.2 million, an increase of $14.6 million, or 20%, compared with $74.6 million in the fourth quarter of 2013. Subscription revenue was $75.7 million, an increase of 20% compared with the same period last year.
  GAAP operating income1, 2 for the quarter was $9.1 million, compared with a loss of ($1.5) million in the fourth quarter of 2013. Non-GAAP operating income3 for the fourth quarter of 2014 increased to $22.1 million, up 28% compared with $17.3 million a year ago.
  For the fourth quarter of 2014, GAAP results1 include a pre-tax charge of $0.9 million for costs associated with the previously announced international wire transfer fraud committed against the company.
  GAAP net income1, 2 for the fourth quarter of 2014 was $5.5 million, or $0.10 per diluted share, compared with $0.6 million, or $0.01 per diluted share, in the fourth quarter of 2013. Adjusted non-GAAP net income3 for the fourth quarter of 2014 was $13.7 million, or $0.25 per diluted share, compared with $12.5 million, or $0.23 per diluted share, in the fourth quarter of 2013. See the non-GAAP reconciliation included in this release for full details of the non-GAAP adjustments.

  Cash flow from operations1 was $21.3 million in the fourth quarter of 2014, compared with $20.1 million a year ago.

Full Year 2014 Results

  Total revenue for the full year 2014 was $335.1 million, an increase of $58.2 million, or 21%, compared with $276.8 million in 2013. Subscription revenue was $280.0 million, an increase of 23% over 2013.
  GAAP operating income1, 2 for the full year 2014 was $20.1 million, compared with $23.9 million in 2013. Non-GAAP operating income for the full year increased to $74.2 million, compared with $67.2 million in 2013.
  For the full year 2014, GAAP results1 include a pre-tax charge of $5.8 million associated with the previously announced international wire transfer fraud committed against the company.
  GAAP net income1, 2 for the full year 2014 was $6.1 million, or $0.11 per diluted share, compared with $16.7 million, or $0.31 per diluted share, in 2013. Adjusted non-GAAP net income for the full year 2014 was $40.2 million, or $0.73 per diluted share, compared with $41.8 million, or $0.77 per diluted share, in 2013. See the non-GAAP reconciliation included in this release for full details of the non-GAAP adjustments.
  Total cash, cash equivalents and marketable securities were $456.6 million at the end of 2014, an increase of $20.3 million, or 5%, compared with $436.3 million at the end of 2013.
  Cash flow from operations1 was $61.6 million for the full year 2014, compared with $69.6 million in 2013.

Additional Highlights

  Medidata continued to expand its platform offering in 2014, with new features and enhancements, including a newly acquired product adding to the industry's most robust offering in risk-based monitoring (RBM), a key growth area for Medidata and a major target for productivity gains in the clinical trials industry.
  Medidata’s customer base grew to 486, up 22% from the end of 2013. In the fourth quarter Medidata added 38 new customers, bringing the full year total to 132 new clients, an increase of 40% over the number of new clients added in 2013.
  58% of customers had committed to multiple products at the end of 2014, up from 49% at the end of 2013, driven by adoption of Medidata’s solutions for coding, randomization and trial supply management, and risk-based monitoring.
  Medidata's CRO program expanded in 2014, with 37% of services partners accredited in multiple products as well as 11 additional partners joining the program.
  Billings were $356 million for the full year 2014, up 28% year over year.
  Adjusted subscription backlog4 grew to a record $280 million as of January 1, 2015, an increase of $32 million year over year. When including the impact of a key platform deal, representing a competitive takeaway signed in January 2015, adjusted backlog provides coverage for 2015 revenue guidance that is in line with historic coverage levels.
  Medidata's overall revenue retention rate for the full year was over 99%. The retention rate for all its large enterprise customers over the past several years was 100%.
  Medidata was named one of the 2015 Best Companies to Work for in New York State by the New York State Society for Human Resource Management.

"In 2014, we had another year of healthy revenue growth, good profitability and strong operating margins, while making significant investments to drive the future growth of our business. For the full year we achieved revenue growth that was within our long term targets despite encountering timing delays on key deals in our pipeline. 2014 represents our sixth consecutive year of delivering industry-leading profit margins relative to our SaaS peers,” said Cory Douglas, Medidata’s chief financial officer. “Our plans for 2015 include delivering increased profitability, operating margin expansion and record cash flow, while continuing to invest in our business."

Financial Outlook

For the full year 2015, the company now expects:

  Revenues between $392.0 and $412.0 million, representing between 17% and 23% year-over-year growth.
  Professional services revenues of approximately $60 million.
  Non-GAAP operating income between $90.0 and $96.0 million. Based on current estimates, this would equate to GAAP operating income between $33.0 and $35.5 million.
  Adjusted non-GAAP net income, which includes the tax affected adjustments primarily from stock-based compensation, non-cash interest expense associated with convertible senior notes and amortization at a 40% effective tax rate, between $47.0 and $50.5 million. Based on current estimates, this would equate to GAAP net income between $11.5 and $13.0 million.
  While changes in the stock price could change the fully diluted share count, the company is assuming 56.0 million fully diluted shares.

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. Eastern time. The investor conference call will be available via live webcast on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. To participate by telephone, domestic participants may dial 877-303-2528 and international participants may dial 847-829-0023. Those interested in participating in the conference call should dial in at least 10 minutes prior to the call to register. Participants can also join the call via a simultaneous live audio webcast, which will be made available on the “Investor” section of Medidata’s web site at http://investor.mdsol.com. A replay of the conference call can be accessed until Thursday, February 19, 2015, by dialing 800-585-8367 domestically or 404-537-3406 internationally, with the passcode 65640666. An archive of the call will also be hosted on the “Investor” section of Medidata’s web site, http://investor.mdsol.com, for a limited period of time.

About Medidata

Medidata is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud™ brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

Cautionary Statement

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Medidata Solutions, Inc. (“Medidata”), including but not limited to statements about Medidata’s forecast of financial performance, products and services, business model, strategy and growth opportunities, and competitive position. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, risks associated with possible fluctuations in our financial and operating results; errors, interruptions or delays in our service or our web hosting; the financial impact of any future acquisitions; our ability to continue to release, and gain customer acceptance of, new and improved versions of our products; changes in our sales and implementation cycles; competition; our ability to retain and expand our customer base or increase new business from those customers; our ability to hire, retain and motivate our employees and manage our growth; regulatory developments; litigation; and general developments in the economy. For additional disclosure regarding these and other risks faced by the company, see disclosures contained in Medidata’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Medidata’s Annual Report on Form 10-K for the year ended December 31, 2013. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Medidata undertakes no obligation to update such statements as a result of new information.

(1) For the fourth quarter of 2014, GAAP results and cash flow from operations include a pre-tax charge of $0.9 million for costs associated with the previously announced international wire transfer fraud committed against the company. For the full year 2014, GAAP results and cash flow from operations include a pre-tax charge of $5.8 million associated with the previously mentioned wire transaction loss. For additional details, refer to our Current Report on Form 8-K filed on September 25, 2014 and Quarterly Report on Form 10-Q filed November 7, 2014.

(2) The fourth quarter of 2013 US GAAP results include $9.3 million of stock-based compensation expense for the full year impact relating to long-term performance-based restricted stock units (units). These units contain performance targets based on Medidata's three-year compound annual revenue growth rate and total stockholder return. The recognition of expense for these units was based upon management's assessment of the probability of achieving the predetermined performance targets and estimate of the number of performance shares that will ultimately be earned on December 31, 2015. The $9.3 million of stock-based compensation expense represented approximately one-third of the estimated value of these units as of December 31, 2013. During each quarter in 2014, management continued to reassess the number of performance shares ultimately expected to be paid, adjusted the expense to date for any changes in the estimate, and recorded the remaining unrecognized expense prospectively on a straight-line basis over the remaining vesting period of the grants.

(3) Non-GAAP Financial Information

Medidata provides non-GAAP operating income, net income and net income per share applicable to common stockholders data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, wire transaction loss, and an adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax-affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, wire transaction loss, an adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes. Management uses these non-GAAP measures to evaluate its financial results, develop budgets, manage expenditures, and as an important factor in determining variable compensation. In addition, investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as share-based compensation, and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Medidata’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. One limitation of non-GAAP operating income is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Medidata compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP results, which are attached to this press release.

(4) Adjusted subscription backlog equals subscription backlog plus outstanding intra-year renewals.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues	(unaudited)		(unaudited)
Subscription	$75,736	$62,977	$280,041	$227,921
Professional services	13,476	11,598	55,030	48,928
Total revenues	89,212	74,575	335,071	276,849
Cost of revenues (1)(2)
Subscription	11,856	9,735	45,576	37,053
Professional services	10,296	8,863	39,344	32,856
Total cost of revenues	22,152	18,598	84,920	69,909
Gross profit	67,060	55,977	250,151	206,940
Operating costs and expenses:
Research and development (1)	18,980	14,062	71,757	51,202
Sales and marketing (1)(2)	21,274	20,150	83,435	66,337
General and administrative (1)	16,827	23,281	69,111	65,513
Wire transaction loss (3)	904	—	5,784	—
Total operating costs and expenses	57,985	57,493	230,087	183,052
Operating income (loss)	9,075	(1,516)	20,064	23,888
Interest and other income (expense):
Interest expense	(3,911)	(3,747)	(15,368)	(5,925)
Interest income	534	311	1,814	555
Other (expense) income, net	(2)	(54)	4	(136)
Total interest and other expense, net	(3,379)	(3,490)	(13,550)	(5,506)
Income (loss) before income taxes	5,696	(5,006)	6,514	18,382
Provision for income taxes	246	(5,588)	422	1,721
Net income	$5,450	$582	$6,092	$16,661
Earnings per share:
Basic	$0.10	$0.01	$0.12	$0.33
Diluted	$0.10	$0.01	$0.11	$0.31
Weighted average common shares outstanding:
Basic	52,895	51,685	52,561	51,060
Diluted	55,347	54,825	55,247	54,118

(1) Stock-based compensation expense included in cost of revenues and operating costs and expenses is as follows:
Cost of revenues	$1,142	$1,159	$4,313	$3,149
Research and development	1,368	858	4,085	2,397
Sales and marketing	1,839	4,318	7,450	8,859
General and administrative	5,170	10,363	22,105	21,738
Total stock-based compensation	$9,519	$16,698	$37,953	$36,143
(2) Amortization expense of intangible assets included in costs of revenues and operating costs and expenses is as follows:
Cost of revenues	$171	$105	$499	$589
Sales and marketing	39	36	129	215
Total amortization of intangible assets	$210	$141	$628	$804

(3) Operating costs and expenses for the three and twelve months ended December 31, 2014 include pre-tax charges of $0.9 million and $5.8 million, respectively, associated with a previously announced international wire transfer fraud committed against the company and the related investigation costs. For additional details, refer to our Current Report on Form 8-K filed September 25, 2014 and Quarterly Report on Form 10- Q filed November 7, 2014.

MEDIDATA SOLUTIONS, INC.
Reconciliation of GAAP Operating Income and GAAP Net Income to Non-GAAP Operating Income and Adjusted Non-GAAP Net Income (Unaudited)
(Amounts in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating income:
GAAP operating income	$9,075	$(1,516)	$20,064	$23,888
GAAP operating margins	10.2%	(2.0)%	6.0%	8.6%
Stock-based compensation	9,519	16,698	37,953	36,143
Depreciation and amortization	2,651	2,048	10,435	6,936
Wire transaction loss (1)	904	—	5,784	—
Contingent consideration adjustment (2)	—	59	—	239
Non-GAAP operating income	$22,149	$17,289	$74,236	$67,206
Non-GAAP operating margins	24.8%	23.2%	22.2%	24.3%
Net income:
GAAP net income	$5,450	$582	$6,092	$16,661
Stock-based compensation	9,519	16,698	37,953	36,143
Amortization	210	141	628	804
Wire transaction loss (1)	904	—	5,784	—
Contingent consideration adjustment (2)	—	59	—	239
Non-cash interest expense on convertible senior notes (3)	3,185	3,019	12,458	4,715
Tax impact on add-back items (4)	(5,527)	(7,966)	(22,729)	(16,760)
Adjusted non-GAAP net income	$13,741	$12,533	$40,186	$41,802
GAAP basic earnings per share	$0.10	$0.01	$0.12	$0.33
GAAP diluted earnings per share	$0.10	$0.01	$0.11	$0.31
Adjusted non-GAAP basic earnings per share	$0.26	$0.24	$0.76	$0.82
Adjusted non-GAAP diluted earnings per share	$0.25	$0.23	$0.73	$0.77

(1) Amount represents pre-tax charges associated with a previously announced international wire transfer fraud committed against the company and the related investigation costs. We exclude these amounts for the purposes of calculating non-GAAP operating income and adjusted non-GAAP net income. We believe that excluding this loss from our non-GAAP measures is useful to investors because it is not indicative of our continuing operations or meaningful when comparing current results to past results.

(2) Amount represents the effect of changes in fair value of contingent consideration liability.

(3) Amount represents non-cash interest expense, including amortization of debt discount and issuance costs, on our 1.00% convertible senior notes issued during the third quarter of 2013. We exclude this incremental non-cash interest expense for purposes of calculating adjusted non- GAAP net income. We believe that excluding these expenses from our non-GAAP measures is useful to investors because such incremental non-cash interest expense does not generate a cash outflow for the company and the debt issuance costs do not represent a cash outflow for the company except in the period the notes were issued; therefore both are not indicative of our continuing operations.

(4) Tax impact calculated using a 40% tax rate.

The table above presents a reconciliation of GAAP to non-GAAP operating income, net income, and net income per share applicable to common stockholders for the three and twelve months ended December 31, 2014 and 2013. Non-GAAP operating income excludes the impact of depreciation, amortization of intangible assets associated with acquisitions, stock-based compensation expense, wire transaction loss, and adjustment to the fair value of contingent consideration. Adjusted non-GAAP net income excludes the impact of tax affected amortization of intangible assets associated with acquisitions, stock-based compensation expense, wire transaction loss, adjustment to the fair value of contingent consideration, and non-cash interest expense on convertible senior notes.

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
	December 31, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$39,517	$22,328
Marketable securities	233,284	218,892
Accounts receivable, net of allowance for doubtful accounts of $1,517 and $1,055, respectively	68,475	45,534
Prepaid commission expense	2,819	3,615
Prepaid expenses and other current assets	13,661	13,511
Deferred income taxes	96	665
Total current assets	357,852	304,545
Restricted cash	5,118	5,118
Furniture, fixtures and equipment, net	38,579	41,229
Marketable securities, long-term	183,842	195,105
Goodwill	19,025	15,487
Intangible assets, net	1,816	904
Deferred income taxes, long-term	8,066	345
Other assets	7,919	10,620
Total assets	$622,217	$573,353
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,738	$7,524
Accrued payroll and other compensation	15,574	27,773
Accrued expenses and other	12,638	12,265
Deferred revenue	62,890	52,628
Total current liabilities	94,840	100,190
Noncurrent liabilities:
1.00% convertible senior notes, net	240,886	229,705
Deferred revenue, less current portion	1,374	1,430
Deferred tax liabilities	238	5,651
Other long-term liabilities	20,180	10,564
Total noncurrent liabilities	262,678	247,350
Total liabilities	357,518	347,540
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 5,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share; 200,000 and 100,000 shares authorized, 56,301 and 55,018 shares issued; 54,413 and 53,634 shares outstanding, respectively	563	550
Additional paid-in capital	301,465	248,336
Treasury stock, 1,888 and 1,384 shares, respectively	(45,049)	(26,414)
Accumulated other comprehensive loss	(1,912)	(199)
Retained earnings	9,632	3,540
Total stockholders' equity	264,699	225,813
Total liabilities and stockholders' equity	$622,217	$573,353

MEDIDATA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
	Year Ended December 31,
	2014	2013
Cash flows from operating activities:	(unaudited)
Net income	$6,092	$16,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,435	6,936
Stock-based compensation	37,953	36,143
Amortization of discounts or premiums on marketable securities	5,611	3,075
Deferred income taxes	(10,865)	(816)
Amortization of debt issuance costs	1,277	577
Amortization of debt discount	11,181	4,182
Excess tax benefit associated with equity awards	(5,829)	(4,531)
Contingent consideration adjustment	—	239
Provision for doubtful accounts	648	657
Loss on fixed asset disposal	3	241
Changes in operating assets and liabilities:
Accounts receivable	(30,549)	1,249
Prepaid commission expense	1,344	(535)
Prepaid expenses and other current assets	(611)	2,099
Other assets	2,910	(3,697)
Accounts payable	1,310	(457)
Accrued payroll and other compensation	(2,510)	3,614
Accrued expenses and other	6,103	7,728
Deferred revenue	19,419	(5,465)
Other long-term liabilities	7,694	1,697
Net cash provided by operating activities	61,616	69,597
Cash flows from investing activities:
Purchase of furniture, fixtures and equipment	(15,815)	(30,505)
Purchase of available-for-sale marketable securities	(241,204)	(446,745)
Proceeds from sale of available-for-sale marketable securities	231,816	119,470
Acquisition of business, net of cash acquired	(5,467)	—
Net decrease (increase) in restricted cash	226	(4,956)
Net cash used in investing activities	(30,444)	(362,736)
Cash flows from financing activities:
Proceeds from exercise of stock options	4,328	10,452
Proceeds from employee stock purchase plan	5,416	—
Excess tax benefit associated with equity awards	5,829	4,531
Payment of acquisition-related earn-out	(704)	(380)
Repayment of obligations under capital leases	(54)	(75)
Proceeds from issuance of convertible senior notes	—	287,500
Payment of costs associated with issuance of convertible senior notes	—	(8,144)
Acquisition of treasury stock	(28,593)	(10,828)
Repayment of notes payable	(85)	(249)
Net cash (used in) provided by financing activities	(13,863)	282,807
Effect of exchange rate changes on cash and cash equivalents	(120)	(23)
Net increase (decrease) in cash and cash equivalents	17,189	(10,355)
Cash and cash equivalents - Beginning of period	22,328	32,683
Cash and cash equivalents - End of period	$39,517	$22,328

CONTACT:
Medidata Solutions
Investor:
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media:
Nicole Pariser, 212-659-1069
npariser@mdsol.com